UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 on

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27696	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The Current Report on Form 8-K of Gensym Corporation, as filed with the Securities and Exchange Commission on March 13, 2006 and as amended by Amendment No. 1 on Form 8-K/A filed on March 15, 2006 (as amended the “Amended Form 8-K”), is hereby further amended by this Amendment No. 2 on Form 8-K/A to correct the previously reported compensation arrangements for directors as set forth under the caption “Director Compensation” under Item 1.01. The disclosure under Item 1.01 set forth under the caption “2005 Bonus Awards” remains unchanged. However, as required by Rule 12b-15 under the Securities Exchange Act of 1934, the disclosure included in Item 1.01 of the Original Form 8-K is restated in its entirety.

Item 1.01. Entry into a Material Definitive Agreement

2005 Bonus Awards

On March 7, 2006, the Compensation and Corporate Governance Committee of the Board of Directors of Gensym Corporation authorized the payment of annual bonus awards for the year ended December 31, 2005 for Lowell B. Hawkinson, Gensym’s President and Chief Executive Officer, Stephen D. Allison, Gensym’s Vice President of Finance and Chief Financial Officer, Philippe Printz, Gensym’s Vice President of Engineering, and Carl D. Schultz, Gensym’s Vice President of Operations. On March 8, 2006, the independent directors of the Board of Directors approved Mr. Hawkinson’s 2005 bonus award. The annual bonus awards were made pursuant to 2005 Executive Bonus Plans for each of the executive officers. The bonus payments were based, in part, on Gensym’s overall financial performance and, in part, on the achievement of specific personal and operational objectives by the executive officers. The following table sets forth the bonus payments authorized for such executive officers in respect of their 2005 annual bonus. Each executive must receive 10%, and may elect to receive up to 100%, of his 2005 bonus payment in shares of Gensym’s common stock in lieu of cash.

Name	2005 Annual Bonus
Lowell B. Hawkinson	$37,500
Stephen D. Allison	25,200
Philippe Printz	26,505
Carl D. Schultz	—

On March 8, 2006, Gensym’s Board of Directors also determined that, effective March 31, 2006, officer bonuses will be paid solely in cash, and Gensym common stock will no longer be issued in lieu of cash for any portion of officer bonuses.

Director Compensation

On March 7, 2006, the Compensation and Corporate Governance Committee of the Board of Directors of Gensym recommended, and on March 8, 2006 the Board of Directors approved, a change to the compensation paid to non-employee directors of Gensym. The change will become effective on March 31, 2006.

Gensym pays, and after March 31, 2006 will continue to pay, its non-employee directors $12,000 annually, plus $1,000 for physical attendance at each meeting of the board of directors or $500 for participation in a board meeting telephonically. Non-employee directors also receive a $2,500 quarterly retainer for each committee on which the director serves. Non-employee directors are also eligible to receive stock options.

Prior to March 31, 2006, each of Gensym’s non-employee directors is required to receive 10%, and may elect to receive up to 100%, of his board compensation in shares of Gensym’s common stock in lieu of cash. Each director must make his election in increments of 10% and may only change his election effective as of two specified times each year. Effective March 31, 2006, all non-employee director fees will be paid solely in cash, and Gensym common stock will no longer be issued in lieu of cash for any portion of director compensation (retainers or meeting fees).

Additionally, since January 1, 2005, upon initial election as a director, each non-employee director has been entitled to receive a nonstatuory option to purchase 10,000 shares of Gensym’s common stock and on the first day of each calendar quarter each non-employee director has been entitled to receive an option to purchase 2,500 shares. All options granted to directors are granted at an exercise price equal to the fair market value of our common stock on the date of the grant, are immediately exercisable and are exercisable for up to 10 years from the date of grant. Effective March 31, 2006, options will no longer be granted to any non-employee director (1) who owns 5% or more of Gensym’s outstanding common stock or (2) if and to the extent the grant would cause the total number of shares subject to options ever granted by Gensym to the non-employee director, excluding options that expired without exercise at a time when the exercise price exceeded the market price of Gensym’s common stock, to exceed 100,000 (subject to adjustment for stock-splits, dividends and similar events).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: April 7, 2006

By: /s/ Stephen D. Allison

Name: Stephen D. Allison

Title: Vice President, Finance and Chief Financial Officer